Exhibit 10.18

SUBLEASE AGREEMENT

This Sublease Agreement (the “Sublease”) is made effective as of November 01, 2019, by and between A Taste of Your Town, LLC (“Tenant”), and Bareknuckle Fighting, LLC (“Subtenant”). Tenant has previously entered into a lease agreement with Lawrence Park Partnership (“Landlord”) dated November 01, 2019 (the “Prime Lease”). The Tenant now desires to sublet the leased property to the Subtenant and the Subtenant desires to sublet the leased property from the Tenant. Therefore, the parties agree as follows:

PREMISES. Tenant, in consideration of the sublease payments provided in this Agreement, sublets to Subtenant a two-floor office space with attached warehouse located at 861 Sussex Blvd, Broomall, Pennsylvania 19008 (the “Premises”).

TERM AND POSSESSION. The term of this Sublease will begin on November 01, 2019 and unless terminated sooner pursuant to the terms of this Sublease, it will continue for the remainder of the term provided in the Prime Lease, which terminates October 31, 2025. Subtenant’s tenancy will terminate on October 31, 2025, unless Landlord and Subtenant sign another written agreement prior to the end of tenancy providing for an additional period of tenancy. Subtenant is not responsible for finding a replacement upon the termination of his or her tenancy.

SUBLEASE PAYMENTS. Subtenant shall pay to Tenant sublease payments of $1,500.00 per month, payable in advance on the first day of each month, for a total sublease payment of $108,000.00. Sublease payments shall be made to Tenant at 861 Sussex Blvd, Broomall, Pennsylvania 19008, which may be changed from time to time by Tenant.

NOTICE. Notices under this Sublease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows to every interested party:

TENANT:

A Taste of Your Town, LLC

861 Sussex Blvd

Broomall, Pennsylvania 19008

SUBTENANT:

Bareknuckle Fighting, LLC

303 W Lancaster Ave

Wayne, Pennsylvania 19087

LANDLORD:

Lawrence Park Partnership

1604 Walnut Street, 4th Floor

Philadelphia, Pennsylvania 19103

Such addresses may be changed from time to time by any party by providing notice to the other interested parties as described above.

GOVERNING LAW. This Sublease shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

DISPUTE RESOLUTION. The parties will attempt to resolve any dispute arising out of or relating to this Agreement through friendly negotiations amongst the parties. If the matter is not resolved by negotiation, the parties will resolve the dispute using the below Alternative Dispute Resolution (ADR) procedure.

Any controversies or disputes arising out of or relating to this Agreement will be submitted to mediation in accordance with any statutory rules of mediation. If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration under the rules of the American Arbitration Association. The arbitrator’s award will be final, and judgment may be entered upon it by any court having proper jurisdiction.

INCORPORATION OF PRIME LEASE. This Sublease is subject to all of the terms of the Prime Lease with the same force and effect as if each provision of the Prime Lease were included in this Sublease, except as otherwise provided in this Sublease. All of the obligations of Tenant under the Prime Lease shall be binding upon Subtenant. All of the obligations of Landlord under the Prime Lease shall inure to the benefit of Subtenant. It is the intent of the parties that, except as otherwise provided in this Sublease, the relationship between Tenant and Subtenant shall be governed by the various provisions of the Prime Lease as if those provisions were included in this Sublease in full, except that the terms “Landlord,” “Tenant” and “Lease” as used in the Prime Lease, shall instead refer to, respectively, “Tenant,” “Subtenant” and “Sublease.”

TENANT

A Taste of Your Town, LLC

SUBTENANT

Bareknuckle Fighting, LLC

RESIDENTIAL SUBLEASE

DISCLOSURE OF INFORMATION ON LEAD-BASED PAINT

OR LEAD-BASED PAINT HAZARDS

Lead Warning Statement

Housing built before 1978 may contain lead-based paint. Lead from paint, paint chips and dust can pose health hazards if not managed properly. Lead exposure is especially harmful to young children and pregnant women. Before renting pre-1978 housing, landlords must disclose the presence of known lead-based paint and/or lead-based paint hazards in the dwelling. Tenants must also receive a federally approved pamphlet on poisoning prevention.

Landlord’s Disclosure

(a)	Presence of lead-based paint and/or lead-based paint hazards (Check (i) or (ii) below):

(i) ____ Known lead-based paint and/or lead-based paint hazards are present in the housing (explain):

(ii) ____ Landlord has no knowledge of lead-based paint and/or lead-based paint hazards in the housing.

(b)	Records and reports available to the landlord (Check (i) or (ii) below):

(i) ____ Landlord has provided the Tenant with all available records and reports pertaining to lead-based paint and/or lead-based paint hazards in the housing (list documents):

(ii) ____ Landlord has no reports or records pertaining to lead-based paint and/or lead-based paint hazards in the housing.

Tenant’s Acknowledgment (initial)

(c)	____ Tenant has received copies of all information listed above.

(d)	____ Tenant has received the pamphlet Protect Your Family From Lead In Your Home.

Certification of Accuracy

The following parties have reviewed the information above and certify, to the best of their knowledge, that the information they have provided is true and accurate.

A Taste of Your Town, LLC	Date

Bareknuckle Fighting, LLC	Date